Exhibit 99.1

Uranium Resources, Inc.
2010 Letter to Shareholders

Dear Fellow Shareholders:

Of the many events of 2009, one of the most significant was a renewed evaluation of the Company's resources and capabilities and the development of a new strategic plan. Following the resignation of David Clark in September 2009, the Company appointed Don Ewigleben as President and Chief Executive Officer. Don, who had previously served as President and CEO of AngloGold Ashanti North America, and Executive Officer for Law, Safety, Health & Environment for AngloGold Ashanti Ltd. in South Africa, the third largest producer of gold in the world and one of the largest uranium producers in Africa, joined Uranium Resources in full recognition of not only the challenges facing the Company, but also the Company's enormous potential.

Since joining Uranium Resources, Don has frequently been asked why he would leave the gold industry when gold prices were at an all time high to come to the uranium industry and specifically, this Company. Well, Don came to Uranium Resources for the same reasons that we believe you are invested in the Company.

   o Our 100 million pounds of in-place mineralized uranium material in New Mexico is among the largest uranium holdings in the United States. We also have the only NRC license in the state, which allows us to produce up to 1 million pounds of uranium, and 183,000 acres of uranium mineral holdings with strong exploration potential.

   o Our management team has proven experience with both in-situ recovery (ISR) and conventional underground mining projects.

   o Our uniqueness as a Company is our actual mining production history of over 20 years. This means that we are not just a junior company talking about the potential for development, but a proven entity which has explored, developed, built, operated and reclaimed mining facilities.

So, although we face some challenges, Don saw the significant intrinsic value that exists in our Company and the undervalued nature of the Company in the market place.

Board of Directors' Approved Strategic Direction

One of Don's first assignments was the evaluation of our resources and capabilities and the development of a new strategic plan. Our continued focus on the Company's cash preservation program remained as a top priority as the Board of Directors recently approved the revised strategic plan that addressed the Company's future cash needs, as well as our strategic options for unlocking potential value for shareholders by utilizing current assets and evaluating possible regional and structural synergies.

Key actions from the plan include for us to:

   o Prepare to be in a position to return to production in Texas should the price of uranium reach a sustainable level sufficient to generate positive cash flow.

   o Continue restoration activities in South Texas in accordance with existing agreements and requirements to maintain the positive success of our restoration capabilities.

   o Analyze synergistic attributes of competitive holdings and determine the potential for joint ventures, partnerships or other relationships to advance asset monetization prospects that may create value, or to dispose of non-core assets.

   o Evaluate exploration potential in South Texas and enhance exploration capabilities.

   o Continue the discussions that we believe have improved the relationships with the communities, various government agencies and officials in New Mexico and other stakeholders. We are striving for an open and honest process to continue those communications to reach a positive outcome for all concerned.

   o Develop a plan that helps us create a future opportunity for cooperative efforts. We have been active in trying to educate everyone in the community and have been gaining general community support. Our most recent activities of building a job bank and educating individuals who want to come to work for us have been quite successful.

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   o Evaluate costs and benefits of advancing our Ambrosia Lake District project with our current permit to drill uranium exploratory holes on Section 13. URI has approximately one million pounds of in-place mineralized uranium material on this property, and the exploratory holes would be used to determine if the uranium is amenable to the ISR method of extraction.

   o Consider additional capital market listings.

Maintaining Liquidity is Primary Focus

The highest priority objective for us at the moment is to maintain a positive cash position while we await the return of the uranium market and improved prices. Production ceased in the second quarter of 2009 when it was determined that the best economic decision for shareholders given the then current price of uranium was to preserve the asset until appropriate margins could be made with the expected return of uranium prices.

We had $6.1 million in cash at year-end 2009 and had $3.8 million at the end of March 2010. We had targeted a $6 million annual burn rate, or $500,000 per month, for our core business operations as part of our cost reduction and cash preservation program which was put in place in late-2008 and continued in 2009. During the first quarter of 2010 we incurred certain non-routine expenditures for legal matters, trailing operations activities and South Texas project related costs that kept us from reaching the target. We are striving to meet this rate in the second quarter, however, in order to be in a solid position for the return of the uranium market and to address certain legal issues, the target may be attainable but not sustainable throughout the year. That means we will need to enhance our cash position in the near future.

NASDAQ Listing Status

In January 2010, URI received an expected notice from NASDAQ that the Company had failed to meet the exchange's requirements for continued listing on the Global Market because the closing bid price for its shares had fallen below $1.00 for thirty consecutive trading days. URI can regain compliance with the minimum bid requirement if at any time before July 7, 2010, the bid price for the Company's common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days.

If URI doesn't regain compliance with the minimum bid price rule by July 7, 2010, NASDAQ will provide the Company with written notification that its common stock is subject to delisting from the NASDAQ Global Market. At that time, the Company will seek an additional grace period of another 180 calendar days by applying for listing on the NASDAQ Capital Market if it meets all initial listing requirements, with the exception of the bid price. We currently appear to meet such requirements, but we cannot be assured of the outcome of such a request.

2010 Begins with Strong News; Expecting Measurable Progress to Continue

We started the year with some great news. In March 2010, the Tenth Circuit Court of Appeals upheld our NRC license in New Mexico. The strategic significance to us was that it confirms the safety of the in-situ recovery methodology by the Court in its review of the NRC's environmental impact study. The Court basically stated that the appropriate standard of review has been met by the NRC. Although the other parties could seek review by the United States Supreme Court, the ruling helps to prevent the reopening of this licensing process and puts us in a solid position to complete a bankable feasibility study in order to obtain the necessary financing to advance this project and begin mining once the UIC permit issues are resolved.

We are awaiting the outcome of the Tenth Circuit en banc review of the Indian country issue which will determine whether New Mexico or the U.S. Environmental Protection Agency has jurisdiction over the issuance of the UIC permit we need for our Churchrock/Crown Point Project. On January 12, 2010, the en banc oral arguments were heard by the Court and we are awaiting its decision. Suffice it to say, if we have a very positive event with regard to the UIC permit, and we move forward on the development activities in New Mexico, that would change the nature of our long-term financing needs.

We appreciate your interest and investment in Uranium Resources and your confidence in our ability to unlock the significant value we believe is inherent within your Company.


Sincerely,

Paul K. Willmott                    Don Ewigleben
Executive Chairman                  President and CEO
April 21, 2010